EXHIBIT 23.1

Consent of PricewaterhouseCoopers LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-140865 and
No. 333-142119) of People’s United Financial, Inc. of our report dated February 26, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Chittenden Corporation, which is included in the Annual Report on Form 10-K for the year ended December 31, 2006 of Chittenden Corporation. We also consent to the incorporation by reference of our report dated January 31, 2008 relating to the financial statements as of and for the year ended December 31, 2007 of Chittenden Corporation, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Montpelier, VT

March 17, 2008